UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
__________________________________________

Pursuant to Section 13 or 15 (d) of
The Securities Exchange Act of 1934

September 5, 2006
Date of report (date of earliest event reported)

    FOREST LABORATORIES, INC.
 (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-5438 (Commission File Number)	11-1798614 (I.R.S. Employer Identification Number)

909 Third Avenue New York, New York (Address of principal executive offices)		10022-4731 (Zip code)

(212) 421-7850
(Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

         As reported below in Item 5.02, on September 5, 2006 Lawrence S. Olanoff, M.D., Ph.D. was appointed as the new President and Chief Operating Officer of Forest Laboratories, Inc. (the "Company") effective October 30, 2006. In connection with such appointment, on September 5, 2006 the Company entered into an agreement with Dr. Olanoff that provides for an annual base salary of $750,000, and eligibility to receive an annual bonus based on performance (targeted at 40%-50% of annual base salary). In addition, the agreement provides for a stock option grant as of October 30, 2006 covering 250,000 shares of the Company’s Common Stock at an exercise price per share equal to the average of the high and low price of the common stock on October 30, 2006, with options vesting pursuant to a vesting schedule over a period of 5 years from the date of grant. The agreement provides for a three year compensation guarantee, limited to the payment of the agreed compensation and benefits for the three year period commencing with the date of Dr. Olanoff’s employment, but in no event less than one year’s compensation and benefits, and also provides for other benefits to be made available to Dr. Olanoff to the extent generally made available by the Company to its senior executive officers.

         In addition, as of September 5, 2006 the Company and Dr. Olanoff entered into a "Change of Control" Employment Agreement which becomes effective only upon the occurrence of a "change of control" and continues in effect for a three year period thereafter. Following a Change in Control, Dr. Olanoff is guaranteed his annual base salary in effect immediately preceding the Change in Control, an annual bonus at least equal to the highest bonus paid during the preceding three years, continued participation in the Company’s benefit plans and fringe benefits of the type offered to comparable executives prior to the change in control. In the event Dr. Olanoff’s employment is terminated during such period by the Company without cause or by Dr. Olanoff for good reason, each as defined in the agreement, the Company will pay Dr. Olanoff any base salary accrued and unpaid through the date of termination plus a pro-rated annual bonus through the date of termination. The Company will also provide him with welfare benefits of the type offered by the Company to its executives for three years following the termination and will pay for outplacement services. In addition, the Company will pay Dr. Olanoff a lump sum severance payment equal to three times the sum of his highest base salary plus his highest annual bonus during the preceding three year period. Dr. Olanoff will also be paid the amount equal to his actuarial benefit under the Company’s retirement plan and any supplemental retirement plan calculated as if Dr. Olanoff’s employment had continued for three years after the date of termination. Subject to certain exceptions, a "change of control" is (i) an acquisition of 20% or more of the Common Stock or voting securities of the Company by a person or group not acquiring their shares directly from the Company, (ii) a change in the majority of the current Board of Directors or their designated successors not consented to by such current Board of Directors or designated successors, and (iii) a liquidation or dissolution of the Company or merger, consolidation or sale of all or substantially all of the Company’s assets which involves a greater than 50% change in the stockholders of the Company or the replacement of a majority of the current Board of Directors or their designated successors.

         These agreements will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2006.

Item 5.02  Departure of Directors or Principal Officers; Election
                   of Directors, Appointment of Principal Officers

         On September 5, 2006, at a joint meeting of the Company’s Board of Directors and Compensation Committee, the Board approved the appointment of Lawrence S. Olanoff, M.D., Ph.D. (age 54) as the Company’s President and Chief Operating Officer effective October 30, 2006 and the Committee approved the terms of Dr. Olanoff’s employment arrangements, described above under Item 1.01. Dr. Olanoff is returning to take on this position at the Company after his departure in July 2005 to become the Chief Executive Officer of Celsion, Inc. For the ten years preceding his departure from the Company, Dr. Olanoff had served as the Executive Vice President- Scientific Affairs and the Chief Scientific Officer of the Company. A press release with respect to Dr. Olanoff’s appointment is attached hereto as Exhibit 99 and is incorporated by reference herein.

         The Board of Directors also increased the number of members constituting the Board from seven to eight and appointed Dr. Olanoff to serve as a Director commencing with the effective date of his employment.

         Dr. Olanoff will succeed Kenneth E. Goodman, who notified the Company of his retirement and resignation as President and Chief Operating Officer on September 5, 2006 with an effective date of October 30, 2006. Following the effective date of his resignation, Mr. Goodman will continue to be employed by the Company at his current compensation until December 31, 2006 and will assist Dr. Olanoff in the transition to his duties as President and Chief Operating Officer. Mr. Goodman will also continue to serve as a Director of the Corporation.

Item 9.01  Financial Statements and Exhibits

Exhibit 99. Press release of Forest Laboratories, Inc. dated September 7, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 7, 2006

Forest Laboratories, Inc.
(Registrant)

/s/ Howard Solomon
 Howard Solomon
Chairman of the Board,
Chief Executive Officer
and Director